TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of October 20, 2017, is made by and between Fog Cutter Capital Group Inc., a Delaware corporation (“FCCG”), and FAT Brands Inc., a Delaware corporation (“FAT”).

WHEREAS, FCCG owns shares of FAT common stock possessing at least 80% of the total voting power of the outstanding shares of FAT, and which has a value equal to at least 80% of the total value of the outstanding shares of FAT;

WHEREAS, FCCG intends, to the extent permitted by applicable law, to include FAT in a consolidated federal income tax return with FCCG and, to the extent permitted by applicable law, may include FAT in consolidated, combined or unitary state or local income tax returns with FCCG; and

WHEREAS, the parties desire to set forth their respective liabilities with respect to taxes in connection with such tax returns, as well as other payments that may be required in connection with taxes or the use of FCCG’s tax attributes.

NOW, THEREFORE, in connection of the mutual premises contained herein, the receipt and sufficiency of which is hereby established, the parties intending to be legally bound, hereby agree as follows:

1.       Filing Consolidated Returns.

(a)       To the extent permitted by applicable law, FCCG shall include FAT in consolidated federal income tax returns with FCCG, in California unitary income tax returns with FCCG, and in Oregon consolidated income tax returns with FCCG. FCCG may, in its sole discretion, include FAT in consolidated, combined or unitary state, local or foreign income tax returns with FCCG in other jurisdictions to the extent permitted by applicable law. Any such income tax return that includes both FCCG and FAT is referred to as a “Consolidated Return.”

(b)       Each party acknowledges and agrees that with respect to a taxing authority it may be jointly and severally liable for any tax relating to a Consolidated Return, but that as between the parties, their respective liability is as set forth in this Agreement.

(c)       Each party shall separately file its other tax returns and shall be separately liable for any tax with respect thereto.

2.       Payment of Income Tax with respect to Consolidated Returns.

(a)       FCCG shall timely file the Consolidated Returns, shall timely pay any required estimated tax with respect thereto and shall timely pay any tax shown to be due on the Consolidated Returns.

(b)       With respect to each Consolidated Return, promptly after filing, FAT shall pay to FCCG an amount equal to the income tax FAT would have had to pay with respect to such jurisdiction determined as if FAT had never been, and is not being, included in a Consolidated Return with FCCG. Such amount shall be first reduced by any estimated tax payments or credits, or payments or credits upon an extension of time to file the Consolidated Return made by FAT pursuant to Section 2(c) with respect to such jurisdiction for such taxable year, and FCCG shall promptly return any excess payments made by FAT hereunder to FAT. FAT shall pay any remaining amount due under this Section 2(b) as follows: (i) first, the amount owed by FCCG to FAT under that certain Intercompany Promissory Note, dated October 20, 2017, in the initial principal amount of $11,906,000 (the “Note”) will be reduced by the amount owed by FAT hereunder, and (ii) thereafter, subject to Section 2(d) of this Agreement, the remaining amount shall be paid by FAT in cash.

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(c)       On or before each estimated tax payment date for a Consolidated Return, FAT shall promptly pay to FCCG an amount equal to the estimated income tax that FAT would have been required to pay with respect to such jurisdiction for such taxable year so as not to incur a penalty determined as if FAT had never been and is not being, included in a Consolidated Return with FCCG, as follows: (i) first, the amount owed by FCCG to FAT under the Note will be reduced by the estimated tax payment owed by FAT, and (ii) thereafter, subject to Section 2(d) of this Agreement, the remaining balance of any estimated tax payment shall be paid by FAT to FCCG in cash. In addition, if FCCG requests an extension of time to file a Consolidated Return, FAT shall pay to FCCG an amount equal to the payment FAT would be required to make with a request to extend the time to file its income tax return with respect to such jurisdiction for such taxable year for such extension to be valid, determined as of FAT had never been, and is not being, included in a Consolidated Return with FCCG, as follows: (i) first, the amount owed by FCCG to FAT under the Note will be reduced by the tax payment owed by FAT, and (ii) thereafter, subject to Section 2(d) of this Agreement, the remaining balance of any payment shall be paid by FAT to FCCG in cash.

(d)       Notwithstanding the foregoing, to the extent FAT’s obligation hereunder to make a payment to FCCG with respect to any tax period exceeds its share of the actual consolidated tax liability determined under Treasury Regulations §1.1552-1(a)(2), FAT may, upon the determination of a Committee of FAT’s Board of Directors comprised solely of independent directors (directors not affiliated with or having a material financial interest in FCCG, other than through their participation as a director or stockholder of FAT), pay all or a portion of such excess amount by delivery of shares of FAT common stock having a fair market value equal to such excess amount, determined by reference to the “market value” of FAT common stock under the Listing Rules of The Nasdaq Stock Market LLC (or such successor rules that may be adopted by Nasdaq).

3.       Adjustment. FCCG may amend a Consolidated Return in its sole discretion. In the event of an audit of a Consolidated Return, FCCG shall control the audit and any proceeding with respect thereto. If there is an adjustment as a result of filing an amended return, or an audit or other proceeding with respect to a Consolidated Return, the computation required under Section 2(b) shall be redetermined taking into account such adjustment and all prior payments by FAT hereunder with respect to such income tax for such taxable year, and FAT shall promptly pay to FCCG in in the manner and order of priority set forth in the final sentence of Section 2(b) an amount equal to any shortfall, plus interest (at the applicable underpayment rate) and any penalty related thereto, and FCCG shall promptly pay to FAT in cash an amount equal to any overpayment plus interest (at the applicable overpayment rate) attributable thereto.

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4.       Cooperation. FAT shall cooperate with FCCG with respect to the determination of whether to file a Consolidated Return in a jurisdiction for a taxable year, making any election related to filing a Consolidated Return as determined by FCCG, the preparation and filing of any Consolidated Return, the determination of the tax and estimated tax payments required to be made with respect to a Consolidated Return, any audit or other proceeding with respect to a Consolidated Return, the computation of any payments or liability hereunder, and any other matter reasonably requested by FCCG with respect to items hereunder. FAT shall retain such books, records, documents and other information which may be reasonably necessary or helpful in connection therewith, until 60 days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof).

5.       FAT Subsidiaries. Any reference hereto to FAT shall separately include any subsidiary of FAT, and FAT shall cause each such subsidiary to comply with the terms of this Agreement. FAT shall act as agent and representative for each subsidiary. Unless a subsidiary is required by applicable law to file a separate income tax return, its income, gain, loss, and deductions shall be consolidated with FAT for purposes of determining any obligation of or to hereunder, and the subsidiary shall be jointly and severally liable with FAT to FCCG for FAT’s obligations hereunder. If a subsidiary is required to file a separate income tax return under applicable law, the liability of the subsidiary shall be determined hereunder in the same manner as the liability of FAT, substituting the subsidiary for FAT.

6.       Deconsolidation. Notwithstanding anything herein to the contrary, to the extent permitted by applicable law, FCCG may cease to file a Consolidated Return in any jurisdiction with respect to any taxable year in its sole discretion. FCCG shall not be required to compensate FAT in any manner for any amount as a result of the prior or current use of any tax attribute or item of income, gain, loss, deduction or credit of FAT notwithstanding that no portion of such attribute or item may be apportioned to FAT under the applicable law as a consequence of FAT ceasing to be included in a Consolidated Return with FCCG in such jurisdiction.

7.       Apportionment of Earnings and Profits. For purposes of determining earnings and profits for federal income tax purposes, the parties shall elect to use the separate return tax liability method set forth in Treasury Regulations §1.1552-1(a)(2), and the percentage method under Treasury Regulations §1.1502-33(d)(3) with a percentage of 100%.

8.       Indemnification. If a party (the “Indemnitee”) is required to pay more than the amount determined hereunder in connection with any tax relating to a Consolidated Tax Return (other than as a result of interest, addition to tax, penalty or professional fees) the other party (the “Indemnitor”) will indemnify the Indemnitee to the extent the Indemnitor’s liability for such tax has been reduced as a result of the payment made by the Indemnitee.

9.       Miscellaneous.

(a)       This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. No party may assign any of its rights hereunder except to a successor corporation. This Agreement is not intended, and shall not be deemed or construed, to create or confer any right or interest for the benefit of any person not a party hereto (other than a subsidiary of FAT that is included in a Consolidated Return with FCCG, with respect to their rights specified herein).

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(b)       This Agreement contains the entire agreement between the parties hereto with respect to the matters which are the subject hereof, and supersedes all prior agreements, arrangements or understandings with respect thereto. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(c)       This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof that would defer to the substantive laws of another jurisdiction).

(d)       Any amendment, modification or supplementation of this Agreement shall be effective only if in writing signed by the parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party to be charged therewith. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right.

(e)       In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not be in any way impaired. This Agreement shall not be construed against any party by reason of such party having caused this Agreement to be drafted.

(f)       Any notice or other communication required or permitted pursuant to this Agreement shall be in writing, and sent (whether by hand, mail, telecopy or otherwise) with all postage or other charges prepaid, to the addressee at its address or telecopy number set forth below or to such other address or telecopy number as may be provided by notice hereunder. Any notice or other communication hereunder shall be deemed given only upon receipt by the addressee.

If to FCCG:	Fog Cutter Capital Group Inc.
9720 Wilshire Boulevard, Suite 500
Beverly Hills, CA 90212
Attn: Chief Executive Officer
Fax: (310) 319-1863

With a copy (which does not constitute notice) to:

Allen Sussman
Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, CA 90067
Fax: 310-919-3934

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If to FAT:	FAT Brands Inc.
9720 Wilshire Boulevard, Suite 500
Beverly Hills, CA 90212
Attn: Chief Financial Officer
Fax: ____________________

(g)       The parties shall submit any dispute arising under this Agreement to arbitration in Los Angeles County, California by an arbitrator who is an attorney or accountant specializing in taxation selected by FCCG. The arbitrability of a dispute is likewise determined by arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The expenses of any arbitration (including without limitation any advance payment or deposit required in connection therewith and the arbitrators’ fees, but excluding the fees and disbursements of the respective attorneys or other representatives or experts, if any, of the parties) shall be allocated between the parties by the arbitrator based on how far the relative positions of the parties immediately prior to the commencement of the arbitration are from the determination of the arbitrator with respect to such issue. The decision of the arbitrator shall be conclusive and binding on the parties, and judgment on the arbitration award may be entered in any court of competent jurisdiction.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ Ron Roe
Name:	Ron Roe
Title:	CFO

FAT BRANDS INC.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	CEO

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